Torrid Reports Second Quarter Results
•Delivered Second Quarter Net Sales of $289.1 million and Net Income of $6.6 million
•Second Quarter Net Sales and Adjusted EBITDA(1) in line with guidance
•Revised Full Year 2023 Guidance
CITY OF INDUSTRY, Calif. – September 6, 2023 – Torrid Holdings Inc. (“Torrid” or the “Company”) (NYSE: CURV), a direct-to-consumer apparel, intimates, and accessories brand in North America for women sizes 10 to 30, today announced its financial results for the quarter ended July 29, 2023.
Lisa Harper, Chief Executive Officer, stated, “Our second quarter results were in line with our guidance, reflecting our commitment to disciplined expense and inventory management even amidst a challenging market. We maintain that fiscal 2023 is a pivotal 'rebuild year' for us. Our laser focus is on balancing our merchandise assortment through exceptional value and product offerings, while expanding our customer base through a robust omnichannel strategy. We are confident that this will set the stage for sustainable long-term growth."
Financial Highlights for the Second Quarter of Fiscal 2023
•Net sales decreased 18.2% to $289.1 million compared to $353.5 million for the second quarter of last year. Comparable sales(2) decreased 18% in the second quarter.
•Gross profit margin was 35.5% compared to 37.2% in the second quarter of last year. The 168-bps decline was primarily driven by a decrease in private label credit card funds, deleverage of store occupancy costs as a result of lower net sales and increases in store depreciation expense and merchandising payroll costs, partially offset by improved pricing strategies.
•Net income was $6.6 million, or $0.06 per share, compared to net income of $22.7 million, or $0.22 per share in the second quarter of last year.
•Adjusted EBITDA(1) was $32.2 million, or 11.1% of net sales, compared to $52.1 million, or 14.7% of net sales, in the second quarter of last year.
•In the second quarter, we opened three Torrid stores and closed two Torrid stores. The total store count at quarter end was 639 stores.
Second Quarter Fiscal 2023 Financial and Operating Metrics
(A)Please refer to "Non-GAAP Reconciliation " for a reconciliation of net income to Adjusted EBITDA(1).
Balance Sheet and Cash Flow
Cash and cash equivalents as of July 29, 2023 totaled $18.5 million. Total liquidity at the end of the second quarter, including available borrowing capacity under our revolving credit agreement, was $148.8 million.
Cash flow from operations for the three months ended July 29, 2023 was $31.7 million, compared to $44.3 million for the three-month period ended July 30, 2022.

	Three Months Ended
	(in thousands, except percentages)
	July 29, 2023	July 30, 2022
Comparable sales(2)	(18)%	1%
Net income	$6,629	$22,710
Adjusted EBITDA	$32,151	$52,088

Outlook
For the third quarter of fiscal 2023 the Company expects:
•Net sales between $242 million and $251 million.
•Adjusted EBITDA(1) between $11 million and $15 million.
For the full year fiscal 2023 the Company expects:
•Net sales between $1.080 billion and $1.115 billion.
•Adjusted EBITDA(1) between $90 million and $100 million.
•Capital expenditures between $35 million and $40 million reflecting infrastructure and technology investments as well as between 30 and 40 new stores for the year.
The above outlook is based on several assumptions, including, but not limited to, the macroeconomic challenges in the industry in fiscal 2023 as well as higher labor costs, which are expected to be more pronounced this year compared to 2022. See “Forward-Looking Statements” for additional information.
Conference Call Details
A conference call to discuss the Company’s second quarter fiscal 2023 results is scheduled for September 6, 2023, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 407-9208 or (201) 493-6784 for international callers. The conference call will also be webcast live at investors.torrid.com in the Events and Presentations section. For those unable to participate, a replay of the conference call will be available approximately three hours after the conclusion of the call until September 13, 2023.
Notes
(1)Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” for additional information on non-GAAP financial measures and the accompanying table for a reconciliation to the most comparable GAAP measure. The Company does not provide reconciliations of the forward-looking non-GAAP measures of Adjusted EBITDA to the most directly comparable forward-looking GAAP measure because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
(2)Comparable sales for any given period are defined as the sales of Torrid’s e-Commerce operations and stores that it has included in its comparable sales base during that period. The Company includes a store in its comparable sales base after it has been open for 15 full fiscal months. If a store is closed during a fiscal year, it is only included in the computation of comparable sales for the full fiscal months in which it was open. Partial fiscal months are excluded from the computation of comparable sales. Comparable sales allow the Company to evaluate how its unified commerce business is performing exclusive of the effects of new store openings. The Company applies current year foreign currency exchange rates to both current year and prior year comparable sales to remove the impact of foreign currency fluctuation and achieve a consistent basis for comparison.
About Torrid
TORRID is a direct-to-consumer brand of apparel, intimates and accessories in North America aimed at fashionable women who are curvy and wear sizes 10 to 30. TORRID is focused on fit and offers high quality products across a broad assortment that includes tops, bottoms, denim, dresses, intimates, activewear, footwear and accessories.

Non-GAAP Financial Measures
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management utilizes certain non-GAAP performance measures, such as Adjusted EBITDA, for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance.
Adjusted EBITDA is a supplemental measure of our operating performance that is neither required by, nor presented in accordance with, GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA represents GAAP net income (loss) plus interest expense less interest income, net of other expense (income), plus provision for income taxes, depreciation and amortization (“EBITDA”), and share-based compensation, non-cash deductions and charges, and other expenses
We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to ongoing operating performance. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting the overall expected performance of our business and for evaluating on a quarterly and annual basis, actual results against such expectations.
Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and, as such, use it internally to report and analyze our results and as a benchmark to determine certain non-equity incentive payments made to executives.
Adjusted EBITDA has limitations as an analytical tool. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to or substitute for net income (loss), income (loss) from operations, earnings (loss) per share or any other performance measures determined in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.
Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. For example, all statements we make relating to our expected third quarter of fiscal 2023, our full year fiscal 2023 performance and our plans and objectives for future operations, growth or initiatives are forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Torrid’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements, including: changes in consumer spending and general economic conditions, including as a result of rising interest rates; inflationary pressures with respect to labor and raw materials and global supply chain constraints that could increase our expenses; our ability to identify and respond to new and changing product trends, customer preferences and other related factors; our dependence on a strong brand image; increased competition from other brands and retailers; our reliance on third parties to drive traffic to our website; the success of the shopping centers in which our stores are located; our ability to adapt to consumer shopping preferences and develop and maintain a relevant and reliable omni-channel experience for our customers; our dependence upon independent third parties for the manufacture of all of our merchandise; availability constraints and price volatility in the raw materials used to manufacture our products; interruptions of the flow of our merchandise from international manufacturers causing disruptions in our supply chain; our sourcing a significant amount of our products from China; shortages of inventory, delayed shipments to our e-Commerce customers and harm to our reputation due to difficulties or shut-down of our distribution facility (including as a result of COVID-19); our reliance upon independent third-party transportation providers for substantially all of our product shipments; our growth strategy; our failure to attract and retain employees that reflect our brand image, embody our culture and possess the appropriate skill set; damage to our reputation arising from our use of social media, email and text messages; our reliance on third-parties for the provision of certain services, including real estate management; our dependence upon key members of our executive management team; our reliance on information systems; system security risk issues that could disrupt our internal operations or information technology services; unauthorized disclosure of sensitive or confidential information, whether through a breach of our computer system or otherwise; our failure to comply with federal and state laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; payment-related risks that could increase our operating costs or subject us to potential liability; claims made against us resulting in litigation; changes in laws and regulations applicable to our business; regulatory actions or recalls arising from issues with product safety; our inability to protect our trademarks or other intellectual property rights; our substantial indebtedness and lease obligations; restrictions imposed by our indebtedness on our current and future operations; changes in tax laws or regulations or in our operations that may impact our effective tax rate; the possibility that we may recognize impairments of long-lived assets; our failure to maintain adequate internal control over financial reporting; and the threat of war, terrorism or other catastrophes that could negatively impact our business.
The outcome of the events described in any of our forward-looking statements are also subject to risks, uncertainties and other factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 28, 2023 and in our other filings with the SEC and public communications. You should evaluate all forward-looking statements made in this communication in the context of these risks and uncertainties. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the effect of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. We caution you that the important factors referenced above may not include all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the outcomes or affect us or our operations in the way we expect.
The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise except to the extent required by law. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.
Investors
Lyn Walther
IR@torrid.com
Media
Joele Frank, Wilkinson Brimmer Katcher
Michael Freitag / Arielle Rothstein / Lyle Weston
Media@torrid.com

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(UNAUDITED)
(In thousands, except per share data)

	Three Months Ended
	July 29, 2023	July 30, 2022
Net sales	$289,144	$353,522
Cost of goods sold	186,467	222,030
Gross profit	102,677	131,492
Selling, general and administrative expenses	69,591	78,574
Marketing expenses	12,898	13,502
Income from operations	20,188	39,416
Interest expense	9,606	6,697
Interest income, net of other (income) expense	(89)	48
Income before provision for income taxes	10,671	32,671
Provision for income taxes	4,042	9,961
Net income	$6,629	$22,710
Comprehensive income:
Net income	$6,629	$22,710
Other comprehensive income (loss):
Foreign currency translation adjustment	227	25
Total other comprehensive income (loss)	227	25
Comprehensive income	$6,856	$22,735
Net earnings per share:
Basic	$0.06	$0.22
Diluted	$0.06	$0.22
Weighted average number of shares:
Basic	103,930	103,836
Diluted	104,172	103,953

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share and per share data)

	July 29, 2023	January 28, 2023
Assets
Current assets:
Cash and cash equivalents	$18,544	$13,569
Restricted cash	366	366
Inventory	157,819	180,055
Prepaid expenses and other current assets	23,958	20,050
Prepaid income taxes	4,082	2,081
Total current assets	204,769	216,121
Property and equipment, net	102,605	113,613
Operating lease right-of-use assets	160,353	177,179
Deposits and other noncurrent assets	12,956	8,650
Deferred tax assets	3,301	3,301
Intangible asset	8,400	8,400
Total assets	$492,384	$527,264
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$62,339	$76,207
Accrued and other current liabilities	106,721	108,847
Operating lease liabilities	40,651	45,008
Borrowings under credit facility	—	8,380
Current portion of term loan	16,144	16,144
Due to related parties	10,522	12,741
Income taxes payable	—	—
Total current liabilities	236,377	267,327
Noncurrent operating lease liabilities	153,733	172,103
Term loan	296,625	304,697
Deferred compensation	4,854	4,246
Other noncurrent liabilities	8,452	9,115
Total liabilities	700,041	757,488
Commitments and contingencies (Note 15)
Stockholders' deficit
Common shares: $0.01 par value; 1,000,000,000 shares authorized; 104,044,344 shares issued and outstanding at July 29, 2023; 103,774,813 shares issued and outstanding at January 28, 2023	1,041	1,038
Additional paid-in capital	132,275	128,205
Accumulated deficit	(340,769)	(359,206)
Accumulated other comprehensive loss	(204)	(261)
Total stockholders' deficit	(207,657)	(230,224)
Total liabilities and stockholders' deficit	$492,384	$527,264

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)

	Six Months Ended July 29, 2023	Six Months Ended July 30, 2022
OPERATING ACTIVITIES
Net income	$18,437	$46,776
Adjustments to reconcile net income to net cash provided by operating
Write down of inventory	1,523	1,363
Operating right-of-use assets amortization	20,119	20,672
Depreciation and other amortization	19,077	18,891
Share-based compensation	4,396	4,655
Other	(1,437)	82
Changes in operating assets and liabilities:
Inventory	20,738	(11,585)
Prepaid expenses and other current assets	(3,908)	(2,863)
Prepaid income taxes	(2,001)	4,661
Deposits and other noncurrent assets	(4,386)	(1,539)
Accounts payable	(13,291)	883
Accrued and other current liabilities	(389)	(27,116)
Operating lease liabilities	(25,278)	(20,628)
Other noncurrent liabilities	(294)	4,156
Deferred compensation	608	(1,031)
Due to related parties	(2,219)	5,646
Income taxes payable	—	1,270
Net cash provided by operating activities	31,695	44,293
INVESTING ACTIVITIES
Purchases of property and equipment	(9,593)	(11,444)
Net cash used in investing activities	(9,593)	(11,444)
FINANCING ACTIVITIES
Proceeds from revolving credit facility	346,280	423,900
Principal payments on revolving credit facility	(354,660)	(417,950)
Repurchase of common stock	—	(31,700)
Principal payments on term loan	(8,750)	(13,125)
Proceeds from issuances under share-based compensation plans	200	463
Withholding tax payments related to vesting of restricted stock units and	(188)	(414)
Net cash used in financing activities	(17,118)	(38,826)
Effect of foreign currency exchange rate changes on cash, cash equivalents and restricted cash	(9)	(7)
Increase (decrease) in cash, cash equivalents and restricted cash	4,975	(5,984)
Cash, cash equivalents and restricted cash at beginning of period	13,935	29,287
Cash, cash equivalents and restricted cash at end of period	$18,910	$23,303
SUPPLEMENTAL INFORMATION
Cash paid during the period for interest related to the revolving credit facility and term loan	$15,469	$13,637
Cash paid during the period for income taxes	$10,759	$13,413
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Property and equipment purchases included in accounts payable and	$1,722	$3,578

Reclassification of Certain Statements of Operations and Comprehensive Income Items
In the fourth quarter of fiscal year 2022, we made a voluntary change in our accounting policy regarding the classification of royalties, profit-sharing and marketing and promotional funds ("PLCC Funds") we receive pursuant to our private label credit card agreement. Historically, we recorded PLCC Funds as a reduction to selling, general and administrative expenses in the consolidated statements of operations and comprehensive income. Under the new policy, we record PLCC Funds in net sales in the consolidated statements of operations and comprehensive income. This reclassification does not have any impact on income from operations, income before provision for income taxes, net income or earnings per share and there was no cumulative effect to stockholders’ deficit or net assets. This reclassification has been retrospectively applied to all prior periods presented.
The recognition of PLCC Funds in net sales is preferable because it enhances the comparability of our financial statements with those of many of our industry peers and provide greater transparency into performance metrics relevant to our industry by showing the gross impact of the funds received as net sales instead of as a reduction to selling, general and administrative expenses.
The impact of this change in accounting principle is reflected in the table below (in thousands):

	Three Months Ended July 30, 2022
	As Previously Reported	Change in Accounting Principle	As Adjusted
Net sales	$340,876	$12,646	$353,522
Cost of goods sold	222,030	—	222,030
Gross profit	118,846	12,646	131,492
Selling, general and administrative expenses	65,928	12,646	78,574
Marketing expenses	13,502	—	13,502
Income from operations	$39,416	$—	$39,416

Non-GAAP Reconciliation
The following table provides a reconciliation of Net income to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three Months Ended
	July 29, 2023	July 30, 2022
Net income	$6,629	$22,710
Interest expense	9,606	6,697
Interest income, net of other (income) expense	(89)	48
Provision for income taxes	4,042	9,961
Depreciation and amortization(A)	9,081	8,871
Share-based compensation(B)	1,908	2,175
Non-cash deductions and charges(C)	(101)	1,626
Other expenses(D)	1,075	—
Adjusted EBITDA	$32,151	$52,088

(A)Depreciation and amortization excludes amortization of debt issuance costs and original issue discount that are reflected in interest expense.
(B)During the three months ended July 29, 2023, share-based compensation includes $0.2 million for awards that will be settled in cash as they are accounted for as share-based compensation in accordance with ASC 718, Compensation—Stock Compensation, similar to awards settled in shares.
(C)Non-cash deductions and charges includes non-cash losses on property and equipment disposals and the net impact of non-cash rent expense.
(D)Other expenses include severance costs for certain key management positions and certain litigation fees.